Exhibit 99.1

JUNE 16, 2025

Lynn Good Elected to Morgan Stanley Board of Directors

NEW YORK - Morgan Stanley (NYSE: MS) today announced that Lynn Good has been elected to the Company’s Board of Directors, effective July 18, 2025.

Ms. Good, 66, is the former Chair, CEO and President of Duke Energy. Her appointment will bring Morgan Stanley’s Board of Directors to 15 members. She will serve on the Board’s Audit Committee.

Ted Pick, Chairman and CEO of Morgan Stanley, said, “We are very happy to welcome Lynn Good to our Board. As the former Chair and CEO of Duke Energy, she brings valuable strategic and management experience to the team. Lynn also has a thorough understanding of accounting and financial reporting matters. She will be a strong addition to our Board and the Firm will benefit enormously from her expertise and knowledge.”

Ray Wilkins, Chair of the Board’s Governance and Sustainability Committee, said, “We warmly welcome Lynn Good as she joins our Board. We look forward to working with her and benefiting from her management and finance expertise.”

Morgan Stanley is a leading global financial services firm providing investment banking, securities, wealth management and investment management services. With offices in more than 42 countries, the Firm's employees serve clients worldwide including corporations, governments, institutions and individuals. For more information about Morgan Stanley, please visit www.morganstanley.com.

Media Relations: Wesley McDade, 212.761.2430	Investor Relations: Leslie Bazos, 212.761.5352

Note to Editors:

Lynn J. Good

Lynn Good served as Chair, CEO and President of Duke Energy Corporation (Duke Energy) from January 2016 to April 2025, and as Vice Chair, CEO and President of Duke Energy from July 2013 to December 2015. Prior to being appointed CEO, she served in a variety of other executive positions at Duke Energy, including as Executive Vice President and CFO from July 2009 to June 2013. Prior to Cinergy Corporation’s (Cinergy) merger with Duke Energy, Ms. Good served as Executive Vice President and CFO of Cinergy in 2006 and as Vice President, Controller and Chief Compliance Officer from 2003 to 2005.

Ms. Good also has extensive accounting and auditing experience, having served as Audit Partner at Deloitte & Touche LLP from 2002 to 2003 and as Audit Partner at Arthur Andersen LLP (Arthur Andersen) from 1992 to 2002. She joined Arthur Andersen in 1981 and held positions in the audit and risk consulting practice before becoming an Audit Partner.

Ms. Good has been a member of the board of directors of The Boeing Company (Boeing) since 2015, including serving as Chair of Boeing’s Compensation Committee and a member of Boeing’s Audit Committee. She also serves on the Feigen Advisors LLC Advisory Board. Ms. Good holds bachelor’s degrees from Miami University.